EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made between (i) Mark A. Lettes (“Employee”) and (ii)  Apex Silver Mines Corporation (the “Company”).  Employee and the Company are referred to collectively as the “Parties” and individually as a “Party.”  The Effective Date of this Agreement will be as set forth in Section 1.

RECITALS

WHEREAS, Employee’s employment with the Company ended effective June 10, 2006.

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee’s employment with the Company and any other potential disputes between the Parties; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the Parties to this Agreement agree as follows:

TERMS

1.             Separation and Effective Date.  Employee’s employment with the Company ended effective June 10, 2006.  This Agreement will become effective (the “Effective Date”) on the eighth day after Employee’s execution of this Agreement, provided that Employee has not revoked his acceptance pursuant to Paragraph 7(g) below.

2.             Payments.

a.             The Company will continue to pay Employee’s salary until June 30, 2006.

b.             On the Effective Date, the Company will pay to Employee the gross sum of $307,995, comprised of (i) $247,695, representing all amounts to which Employee is entitled pursuant to the Severance Compensation Plan of Apex Silver Mines Corporation and (ii) $60,300, representing all amounts to which Employee would have been entitled pursuant to the Apex Silver Mines Limited Incentive Bonus Plan, prorated through June 30, 2006.

c.             On the date hereof, the Company and Employee will enter into an agreement (the “Restricted Shares Amendment Agreement”) in the form attached hereto as Exhibit A.  The Restricted Shares Amendment Agreement will become effective on the Effective Date and will amend certain agreements regarding the grant of 7,800 ordinary shares of Apex Silver Mines Limited (“Apex”) pursuant to the 2004 Equity Incentive Plan (the “Incentive Plan”) to provide that (i) the restrictions will lapse with respect to those shares on the Effective Date and (ii) the Company will deliver to Employee on or before the third business day following the Effective Date (the “Delivery Date”) a certificate representing 7,800 ordinary shares of Apex.

d.             On the date hereof, the Company and Employee will enter into an agreement (the “Stock Option Amendment Agreement”) in the form attached hereto as Exhibit B, effective on the Effective Date, that amends certain agreements regarding the grant of options under the Apex Silver Mines Limited Employees’ Share Option Plan (the “Employees’ Plan”)  and the Incentive Plan to provide that the options set forth below will vest on the Effective Date and remain exercisable until June 30, 2009.

Date of Grant	Number of Options		Exercise Price	Vesting Dates*	Expiration Date*
12/4/2002	6,250	(1)	$14.12	12/4/2006	12/4/2012

12/10/2003	12,500	(2)	$16.95	12/10/2006	12/10/2013
				12/10/2007

12/9/2004	7,500	(3)	$16.68	12/9/2006	12/9/2014
				12/9/2007
				12/9/2008

12/8/2005	21,000		$18.01	12/8/2006	12/8/2015
				12/8/2007
				12/8/2008
				12/8/2009

*      Prior to execution of the Stock Option Amendment Agreement.

(1)   18,750 options have already vested and also will remain exercisable until June 30, 2009.

(2)   12,500 options have already vested and also will remain exercisable until June 30, 2009.

(3)   2,500 options have already vested and also will remain exercisable until June 30, 2009.

e.             After the Effective Date, the Company will pay, on Employee’s behalf, twelve (12) months (commencing June 30, 2006) of COBRA medical and dental insurance benefits, equivalent to such benefits as of Employee’s separation date, at the rate of 100% for Employee and at the rate of 100% for Employee’s spouse, to be paid by the Company to the applicable insurance company(s).  Employee is solely responsible for all payments in respect of any COBRA benefits for periods following June 30, 2007.

f.              Reporting of and withholding any consideration provided under this paragraph 2, including the Restricted Shares Amendment Agreement and the Stock Option Amendment Agreement, for tax purposes will be at the discretion of the Company in conformance with applicable tax laws.  If a claim is made against the Company for any additional tax or withholding in connection with or arising out of the payment pursuant to this Agreement, the Restricted Shares Amendment Agreement or the Stock Option Amendment Agreement, Employee will pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including but not limited to any taxes, attorneys’ fees, penalties and/or interest, which are or become due from the Company.

3.             General Release.

a.             Employee, for himself and for his affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys and representatives, voluntarily, knowingly and intentionally releases and discharges the Company and its predecessors, successors, parents, subsidiaries, affiliates and assigns and each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys’ fees (including but not limited to any claim of entitlement for attorneys’ fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys’ fees), of every kind and description from the date Company hired Employee through the Effective Date (the “Released Claims”).

b.             The Released Claims include but are not limited to those which arise out of, relate to, or are based upon: (i) Employee’s employment with the Company or the termination thereof; (ii) statements, acts or omissions by the Parties whether in their individual or representative capacities, (iii) express or implied agreements between the Parties, (except as provided herein) and claims under any severance plan, (iv) any stock or stock option grant, agreement, or plan, (v) all federal, state, and municipal statutes, ordinances, and regulations, including but not limited to claims of discrimination based on race, age, sex, disability, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason, (vi) state and federal common law, and (vii) any claim which was or could have been raised by Employee.

4.             Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected.  Employee hereby acknowledges that he may hereafter discover facts different from, or in addition to, those which he now knows or believes to be true with respect to this Agreement, and he agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

5.             No Application.  Employee agrees that he will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company.  Employee warrants that no such applications are pending at the time this Agreement is executed.

6.             No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

7.             Warranties.  Employee warrants and represents as follows:

a.             He has read this Agreement, and he agrees to the conditions and obligations set forth in it.

b.             He voluntarily executes this Agreement after having been advised to consult with legal counsel and after having had opportunity to consult with legal counsel and without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents and attorneys for the Company.

c.             He has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released.

d.             He has not previously disclosed any information which would be a violation of the confidentiality provisions set forth in Paragraph 8 below if such disclosure were to be made after the execution of this Agreement.

e.             He has full and complete legal capacity to enter into this Agreement.

f.              He has had at least 21 days to consider this Agreement.  In the event that Employee executes this Agreement prior to the 21st day after receipt of it, he expressly intends such execution as a waiver of any rights he has to review the Agreement for the full 21 days.  In such event, Employee represents that such waiver is voluntary and made without any pressure, representations, or incentives from the Company for such early execution.

g.             He may revoke this Agreement for 7 days following its execution, and this Agreement shall not become enforceable and effective until 7 days after such execution.  If Employee chooses to revoke this Agreement, he must provide written notice to Jerry Danni, Apex Silver Mines Corporation, 1700 Lincoln Street, Suite 3050, Denver, Colorado 80203, by hand delivery and by facsimile to (303) 839-5907 within 7 calendar days of Employee’s execution of this Agreement.  If Employee does not revoke within the 7 day period, the right to revoke is lost.

h.             He admits, acknowledges, and agrees that he is not otherwise entitled to the consideration set forth in Paragraph 2, and that consideration is good and sufficient consideration for this Agreement.  He admits, acknowledges, and agrees that the consideration set forth in Paragraph 2 above represents full and final payment of all wages, compensation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to him under the terms of his employment with the Company or otherwise.

8.             Confidential Information.  Except as herein provided, all discussions regarding this Agreement, including, but not limited to, the amount of consideration, offers, counteroffers or other terms or conditions of the negotiations or the agreement reached, will be kept confidential by Employee from all persons and entities other than the Parties to this

Agreement.  Employee may disclose the amount received in consideration of the Agreement only if necessary (i) to discuss with his legal and accounting advisors, (ii) for the limited purpose of making disclosures required by law to agents of the local, state or federal governments, (iii) for the purpose of enforcing any term of this Agreement, or (iv) in response to compulsory process, and only then after giving the Company ten days advance notice, or immediately in the event that he does not have 10 days to provide notice, of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders.  Employee will not use, nor disclose to any third party, any of the Company’s business, personnel, or financial information that Employee learned during his employment with the Company that is not in the public domain.  Employee hereby expressly acknowledges that any breach of this Paragraph 8 shall result in a claim for injunctive relief and/or damages against Employee by the Company, and possibly by others.

9.             Non-Disparagement.

a.             Employee agrees not to make to any person any statement that disparages the Company or reflects negatively on the Company, including, but not limited to statements regarding the Company’s financial condition, employment practices, or its officers, directors, board members, employees, or affiliates.

b.             Employee expressly acknowledges that any breach of this Paragraph 9 by Employee may result in a claim for injunctive relief and or damages against the other Party.

10.           Return of Company Property and Information.  Employee represents and warrants that, prior to his execution of this Agreement, he has returned to the Company any and all property, documents and files, including any documents (in any recorded media, such as papers, computer disks, copies, photographs, maps, transparencies, and microfiche) that relate in any way to the Company or the Company’s business that is not in the public domain.  Except as otherwise provided herein, Employee agrees that, to the extent that he possesses any files, data, or information relating in any way to the Company or the Company’s business on any personal computer, he will delete those files, data, or information (and will retain no copies in any form).  Employee also has returned any Company tools, equipment, calling cards, credit cards, access cards or keys, any keys to any filing cabinets, vehicles, vehicle keys, and all other Company property in any form prior to the date he executes this Agreement.

11.           No Solicitation.  Employee agrees not to interfere with the relationship between the Company and its affiliates and any current or future employee of the Company and its affiliates, including soliciting, inducing, enticing, hiring, employing, or attempting to solicit, induce, hire or employ any current or former employee of the Company and its affiliates for two years following the Effective Date.

12.           Severability.  If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof.  In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to effect the intent of the Parties to the fullest extent permitted by applicable law.  Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company.

13.           Assignment.  The Company may assign its rights under Paragraphs 8, 9 and 11 of this Agreement.  No other assignment is permitted except by written permission of the Parties.

14.           Enforcement.  The releases contained herein do not release any claims for enforcement of the terms, conditions or warranties contained in this Agreement.  The Parties will be free to pursue any remedies available to them to enforce this Agreement.

15.           Entire Agreement.  This Agreement, the Restricted Shares Amendment Agreement, and the Stock Option Amendment Agreement are the entire agreement between the Parties.  These four agreements supersede any and all prior oral or written promises or agreements between the Parties, and Employee acknowledges that he has not relied on any promise, representation, or statement other than those set forth in those agreements.  This Agreement cannot be modified except in writing signed by all Parties.

16.           Venue and Applicable Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions.  Venue shall be in the federal or state courts in Colorado.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement and Release on the dates written below.

EMPLOYEE

/s/ Mark A. Lettes		June 9, 2006
Mark A. Lettes		Date

THE COMPANY

/s/ Jeffrey G. Clevenger		June 9, 2006
Apex Silver Mines Corporation		Date
By:	Jeffrey G. Clevenger
Title:	President